Exhibit 10.4 Arbeitsvertrag Contract of Employment Zwischen COMPASS Pathways Limited 16 Old Bailey, London, GroBbritannien, EC4M 7EG vertreten durch Joe Heinen - im Folgenden: ,,Arbeitgeber" - und Lars Wilde Wupperstr. 13, 40219 D0sseldorf, Deutschland - im Folgenden ,,Arbeitnehmer" wird der folgende Arbeitsvertrag geschlossen: 1. Beginn des Arbeitsverhaltnisses: Between COMPASS Pathways Limited 16 Old Bailey, London, United Kingdom, EC4M 7EG represented by Joe Heinen - hereinafter "Employer" - and Lars Wilde Wupperstr. 13, 40219 D0sseldorf, Germany - hereinafter ,,Employee" - the following Employment Contract is agreed: 1. Commencement of Employment: (1) Das Arbeitsverhaltnis begann am 01. August (1) The employment commences on 1st of August 2017. Dieser Vertrag wird auf unbestimmte Zeit 2017. This contract regulates the continuation of abgeschlossen. employment relationship of indefinite duration. (2) Der Arbeitsplatz ist an der folgenden Adresse angesiedelt: REGUS, Speditionsstr. 21, 40221 D0sseldorf. Diese Regelung steht unter dem Vorbehalt der Anderung durch den Arbeitgeber. 2. Tatigkeit und Berichterstattung (1) Der Arbeitnehmer wird als Betriebsleiter (,,Chief Operating Officer") angestellt. Die Hauptaufgaben sind in der anliegenden Tatigkeitsbeschreibung ausgewiesen. Die Aufgaben umfassen Reisen in- und auBerhalb von Deutschland. (2) Der Arbeitnehmer berichtet gegen0ber George Goldsmith, ,,Executive Chairman", oder dessen etwaigen Nachfolger. Diese Regelung steht unter dem Vorbehalt der Anderung durch den Arbeitgeber. (3) Der Arbeitgeber behalt sich das Recht vor, den Arbeitnehmer im Sachzusammenhang mit dem Geschaft - auch an einem anderen Ort - fur andere oder zusatzliche Tatigkeiten heranzuziehen, welche seinen Qualifikationen und Fahigkeiten entsprechen. (4) Der Arbeitnehmer verpflichtet sich, seine Pflichten aus diesem Vertrag gewissenhaft und nach besten Kraften auszufOhren, stets die Interessen des Arbeitgebers im Blick zu haben (2) The Employee's place of work is at the following address: REGUS, Speditionsstr. 21, 40221 D0sseldorf. This regulation is subject to change by the Employer. 2. Position and Reporting (1) The Employee will be employed Chief Operating Officer. The duties are set out in the attached job description. These duties involve travel within Germany and abroad. (2) The Employee will report to George Goldsmith, Executive Chairman, or any successor. This regulation is subject to change by the Employer. (3) The Employer reserves the right, within the context of the business, to require the Employee to perform other or additional duties which correspond to his qualification and ability, including at another location. (4) ) The Employee hereby undertakes to discharge his duties under this contract conscientiously and to the best of his ability, always to have regard to the interests of the

Exhibit 10.4

und seine ganze Arbeitskraft dem Arbeitgeber zu widmen.

Employer and to devote his entire working ability to the Employer.

3. Arbeitszeit

3. Hours of Work

(1) Der Arbeitnehmer stellt als FOhrungskraft seine Arbeitszeit nach eigenem Ermessen zur VerfOgung. Er ist damit nicht an definierte Arbeitszeiten gebunden.

(1) The employee shall, as a manager, make his working hours available at his own discretion. He is thus not bound to defined working hours.

(2) Die regelmaBige Arbeitszeit richtet sich nach den Anforderungen der Position und den Erfordernissen des Aufgabenbereichs. Sie betragt mindestens 40 Stunden in der Woche.

(2) The regular working time is determined by the requirements of the position and the requirements of the task area. It is at least 40 hours a week.

(3) Die geschaftlichen Belange konnen gelegentlich Uberstunden erfordern, einschlieBlich und - soweit gesetzlich zulassig - auch samstags, sonntags und/oder an Feiertagen. Diese Mehrarbeit ist mit der in § 4 bestimmten Vergutung abgegolten.

(3) The needs of the business occasionally will require the working of overtime. To the extent permitted by law, such overtime may include Saturday, Sunday and night work. Such overtime is already included in and covered by the salary payable under § 4 below.

4. Vergiitung

4. Remuneration

(1) Der Arbeitnehmer erhalt fur seine vertragliche Tatigkeit ein Jahres-Bruttogehalt in Hohe von Euro 167.580 (in Worten: einhundertsiebenundsechzigtausend fOnfhundert und achtzig Euro). Die Vergutung wird in zwolf gleichen Monatsraten ausbezahlt und ist jeweils am letzten Tag eines Monats fallig.

(1) The Employee will receive for his contractual services an annual gross salary of € 167.580 (in words: one hundred sixty seven thousand five hundred and eighty Euro). Salary is payable in twelve equal monthly instalments, each due for payment on the last day of the month.

5. Spesen, Fahrtkostenzuschuss und Wohnsitzzuschuss

5. Business Expenses, car allowance, home allowance

(1) Fur Reisen, die im Interesse des Arbeitgebers notwendig werden, erhalt der Arbeitnehmer Spesenerstattungen nach Vorlage der entsprechenden Belege.

(1) For business trips undertaken on behalf of the employer, the employee will receive reimbursement of his expenses upon production of the appropriate receipts.

(2) Benutzt der Arbeitnehmer seinen eigenen PKW, so werden fur jeden gefahrenen Kilometer € 0,30 erstattet. Der Arbeitnehmer fOhrt hieruber ein Fahrtenbuch. Der Arbeitnehmer verpflichtet sich, seinen PKW entsprechend zu versichern.

(2) Where the employee uses his own vehicle for business, he will be reimbursed € 0.30 per kilometer. The employee will keep an appropriate record (driver's logbook). The employee undertakes to maintain appropriate insurance cover for the vehicle.

6. Abwesenheit und Krankheit

6. Absence from work and ill health

(1) Der Arbeitnehmer ist verpflichtet, dem Arbeitgeber jede Dienstverhinderung und ihre voraussichtliche Dauer unverzUglich anzuzeigen. Auf Verlangen sind die GrOnde der Dienstverhinderung mitzuteilen. Bei anstehenden Terminsachen hat der Arbeitnehmer auf vordringlich zu erledigende Arbeiten hinzuweisen.

(1) The Employee undertakes to notify the Employer immediately of any inability to work and its anticipated duration. When required, the Employee must notify the reason for such inability. Where there are pressing appointments, the Employee must identify and notify any particularly urgent tasks that need to be done.

(2) Im Falle der Erkrankung ist der Arbeitnehmer verpflichtet, vor Ablauf des fQnften Kalendertages

(2) In the event of ill health the Employee is obliged to provide to the Employer, no later than

2

3 Exhibit 10.4 f. nach Beginn der Arbeitsunfahigkeit eine arztliche Bescheinigung Ober die Arbeitsunfahigkeit sowie deren Dauer vorzulegen. Dauert die Arbeitsunfahigkeit langer als in der Bescheinigung angegeben, so ist der Arbeitnehmer verpflichtet, innerhalb von drei Tagen eine neue arztliche Bescheinigung einzureichen. (3) Wird der Arbeitnehmer aufgrund Arbeitsunfahigkeit durch Krankheit an seiner Arbeitsleistung gehindert, ohne dass ihn ein Verschulden trifft, so hat er Anspruch auf Entgeltfortzahlung im Krankheitsfall durch den Arbeitgeber fur die Zeit der Arbeitsunfahigkeit bis zur Dauer von 6 (sechs) Wochen. (4) Im Obrigen gelten die fur die Entgeltfortzahlung im Krankheitsfall bestehenden gesetzlichen Regelungen in ihrer jeweiligen Fassung. 7. Urlaub (1) Der Arbeitnehmer hat einen Anspruch von 25 Urlaubstagen im Jahr plus Feiertage. Genaue Urlaubszeiten werden mit dem Vorgesetzten des Arbeitnehmers besprochen. UrlaubswOnsche, welche Ober eine Woche hinausgehen, mOssen mit dem Vorgesetzten spatestens zwei Monate vor dem beabsichtigten Beginn abgesprochen worden sein. Im Falle kOrzerer Urlaubsdauern, bei halben oder vollen Tagen, muss dies bis zu zwei Tage zuvor abgesprochen werden. (2) Das Urlaubsjahr ist das Kalenderjahr. Nicht genommener Urlaub kann auf das nachste Jahr Obertragen und bis zum 31. Marz dieses Folgejahres genommen werden, wenn hierfOr der Anlass in der Person des Arbeitnehmers oder in den betrieblichen Erfordernissen des Arbeitgebers liegt. the fifth day of such ill health, a medical certificate confirming the inability of work and stating its anticipated duration. Should the inability to work last longer than that set out in the medical certificate, than the Employee is required to produce a further medical certificate within three days. (3) In the event that the Employee is unable to discharge his duties hereunder by virtue of ill health, without himself being responsible for such inability, then he is entitled to the continued payment of salary during such sickness by the Employer for the period of his inability up to six weeks. (4) The statutory provisions for the continued payment of salary in the event of sickness are applicable in their currently valid form. 7. Holiday (1) The Employee is entitled to annual holiday of 25 working days plus public holidays. Precise dates of holiday will be arranged together with the Employee's Manager. Holiday desired in excess of one week must be agreed with the Manager at least two months before the intended commencement date. In the event of shorter periods, half or full day, this must be arranged two days beforehand. (2) The holiday year is the calendar year. Untaken holiday may be carried forward onto the following year and taken until 31st March of that year, provided that the reason for such has either to do with the Employee or the business requirements of the Employer. (3) Im Jahr des Eintritts sowie in dem Jahr des (3) Holiday entitlement accrues pro rata in the Ausscheidens entsteht der Urlaubanspruch pro year of joining or leaving. rata. 8. Betriebs- und Geschaftsunterlagen (1) Die Anfertigung von Unterlagen oder Akten aller Art ist ausschlieBlich fur Betriebszwecke vorzunehmen und lediglich im Betriebsablauf zu verwenden. Der Arbeitnehmer verpflichtet sich, ordnungsgemaBe Unterlagen, EntwOrfe, Korrespondenz, Kundenlisten, Material, Proben/Muster, Notizen, Personalakten, Plane, Preislisten sowohl alle anderen Unterlagen aller Art, als auch Duplikate, Fotokopien und zusatzliche hiervon gefertigten Kopien zu fuhren, 8. Operating and Business Records (1) The preparation of any record or files of any kind shall be made exclusively for business purposes and for use only in the course of business. The Employee agrees to keep proper records, drafts, correspondence, customer lists, material, samples, notes, personnel files, plans, price lists as well as all other records of any kind as well as duplicates, photocopies and additional copies made thereof and agrees to ensure that.# ,, third parties may not have access to these

4 Exhibit 10.4 und verpflichtet sich weiter sicherzustellen, dass records. Any preparation of photocopies or Dritte keinen Zugang zu diesen Unterlagen additional copies for purposes other than erhalten. Jedwede Anfertigung von Fotokopien business purposes is prohibited. oder anderen Kopien fur andere als die betrieblichen Zwecke ist verboten. (2) Bei Beendigung des Anstellungsverhaltnisses (2) Upon termination of employment or being oder bei Freistellung sind die oben dargelegten placed on garden leave, the records set out Unterlagen sowie alle anderen Gegenstande im above as well as all other items belonging to the Eigentum des Arbeitgebers an den Arbeitgeber in Employer shall be delivered up to the Employer dessen Buro ohne Aufforderung unverzuglich promptly, without the need for request and heraus zu geben. Ein Zuruckbehaltungsrecht completely at the office of the Employer. There is besteht nicht. Auf Anforderung des Arbeitgebers no right of retention. At the request of the wird der Arbeitnehmer ausdrucklich bestatigen, Employer, the Employee shall explicitly confirm dass er alle solchen Unterlagen und Gegenstande that he has returned all such documents and zuruckgegeben hat und insbesondere, dass er property and, in particular, that he has not kept hiervon keine Durchschriften, Fotokopien oder any duplicates, photocopies or additional copies. andere Kopien zuruck behalten hat. Falls der If the Employee fails to return the records and Arbeitnehmer die Herausgabe der o.e. property mentioned above or if such records or Unterlagen und Gegenstande unterlasst oder property are damaged, the Employer reserves wenn solche Unterlagen und Gegenstande the right to deduct their value from the beschadigt sind, behalt sich der Arbeitgeber das Employee's salary subject to the statutory Recht vor, den diesbezuglichen Wert von dem minimum exempted from attachment of Gehalt des Arbeitnehmers bis zur earnings. Pfandungsfreigrenze abzuziehen 9. Verschwiegenheitspflicht (1) Ober alle nicht allgemein bekannten Firmenangelegenheiten ist gegenuber Aul3enstehenden und unbeteiligten Mitarbeitern absolute Verschwiegenheit zu wahren. Diese Schweigepflicht erstreckt sich auch auf Angelegenheiten anderer Firmen, mit denen das Unternehmen wirtschaftlich und organisatorisch verbunden ist und dauert Ober das Ende des Arbeitsverhaltnisses hinaus. (2) Alie den Arbeitgeber und seine Interessen beruhrende Briefe sind ohne ROcksicht auf den Adressaten ebenso wie alle sonstigen Geschaftsstucke, Zeichnungen, Notizen, Bucher, Muster, Madelle, Werkzeuge, Material usw. dessen alleiniges Eigentum und sind nach Aufforderung bzw. nach Beendigung des Arbeitsverhaltnisses unaufgefordert zuruck zu geben. Zuruckbehaltungsrechte sind ausgeschlossen. 10. Nebenbeschaftigung 9. Confidentiality (1) Absolute confidentiality is to be maintained towards third parties and other employees not directly concerned in relation to all aspects of the Employer's business that are not in the public domain. This duty of confidentiality extends also to matters involving other companies with which the Employer has commercial and/or organisational dealings and survives the termination of this employment relationship. (2) All correspondence relating to the Employer and his interests, regardless of the addressee, together with all other business material, drawings, notes, books, examples, models, tools and equipment etc. remain the property of the Employer and are to be returned by the Employee on demand or, on termination of the employment, automatically to the Employer. Any rights of retention are hereby expressly excluded. 10. Outside interests during Employment (1) Der Arbeitnehmer darf eine (1) The Employee may only undertake other Nebenbeschaftigung wahrend des Bestands des employment during the continuation of this Arbeitsverhaltnisses nur mit schriftlicher Zustimmung des aufnehmen. vorheriger Arbeitgebers employment relationship with previous written permission of the Employer. 7 11. Wettbewerbsverbot 11. Non competition

Exhibit 10.4

Der Arbeitnehmer verpflichtet sich, wahrend des Arbeitsverhaltnisses nicht in der Bundesrepublik fur ein Konkurrenzunternehmen tatig zu werden, und an der GrOndung oder im Betrieb eines solchen Unternehmens weder unmittelbar noch mittelbar mitzuwirken.

The Employee hereby undertakes for the duration of his employment hereunder not to provide services in the Federal Republic of Germany to any business in competition with the Employer, nor to participate directly or indirectly in the formation or in the business of such a company.

12. Arbeitnehmererfindungen

Fur die Behandlung von Arbeitnehmer-erfindungen gelten die Vorschriften des Gesetzes Ober Arbeitnehmererfindungen vom 13. Juli 1957 in der jeweiligen Fassung sowie die hierzu ergangenen Richtlinien fur die Vergutung von Arbeitnehmererfindungen im privaten Dienst.

12. Innovations and Inventions by employees

Innovations or inventions in the course of employment will be treated in accordance with the provisions of the Law on Discoveries and Inventions by Employees of 13th July 1957 in the form currently applicable together with the directives arising therefrom for the remuneration of employee inventions in the private sector.

13. Beendigung des Arbeitsverhaltnisses; Freistellung

(1) Das Arbeitsverhaltnis endet, ohne dass es hierfur einer KOndigung bedarf, mit Ablauf des Monats, in dem der Arbeitnehmer den vollen unverminderten Altersrentenanspruch erwirbt.

(2) Das Arbeitsverhaltnis kann unter Einhaltung der gesetzlichen KOndigungsfrist ordentlich gekundigt werden. Das Recht zur auBerordentlichen KOndigung bei VerstoB seitens des Arbeitnehmers gegen Vereinbarungen aus diesem Vertrag bleibt unberuhrt.

(3) Eine Verlangerung der gesetzlichen MindestkOndigungsfrist fur den Arbeitgeber gemaB § 622 II BGB gilt in gleichem Umfang fur eine KOndigung durch den Arbeitnehmer.

(4) Die KOndigung bedarf zu ihrer Wirksamkeit der Schriftform.

(5) Bei KOndigung des Arbeitsverhaltnisses von wem auch immer, ist der Arbeitgeber berechtigt, den Arbeitnehmer von der Erbringung seiner Arbeitsleistung freizustellen. Wahrend einer Freistellung kann der Arbeitgeber auf seine Bestimmung hin dem Arbeitnehmer einen noch offenen Urlaub gewahren.

13. Termination of Employment; Garden Leave

(1) The employment relationship will terminate without the need for notice at the conclusion of the month in which the Employee acquires entitlement to full retirement pension.

(2) The employment relationship can be terminated by giving of the statutory period of notice. The right to immediate termination by the employee for breach against agreements under this contract shall remain unaffected.

(3) Any increase in the statutory minimum period of notice required of an employer in accordance with § 622 II BGB (German Civil Code) will apply equally to notice of termination by the employee.

(4) All notices of termination will only be valid when given in writing.

(5) In the event of notice of termination from whichever party, the Employer is entitled to place the Employee on garden leave. During such garden leave, the Employer is entitled at his instigation to grant the Employee any remaining holiday entitlement.

14. Verfall, Verjahrung

(1) Alie beiderseitigen AnsprOche aus dem Arbeitsverhaltnis und solche, die mit dem Arbeitsverhaltnis in Verbindung stehen, verfallen, wenn sie nicht innerhalb von drei (3) Monaten nach Falligkeit oder nach Beendigung des Arbeitsverhaltnisses gegenOber der anderen Vertragspartei schriftlich geltend gemacht

14. Expiry, Statute of Limitation

(1) Any claim of either party out of the employment agreement and any claim related to the employment agreement will expire, if such claim has not been asserted to the other party in writing within three (3) months after becoming due or after the termination of the employment agreement.

5

Exhibit 10.4

werden.

(2) Die Vereinbarung in dem vorstehenden Absatz (1) gilt nicht fUr die Haftung wegen Vorsatz.

(2) The stipulation in the above paragraph (1) shall not apply for any liability on the basis of intentional misconduct.

15. Anwendbares Recht, Erfullungsort und Gerichtsstand

15. Applicable Law, Place of performance and jurisdiction

(1) Die Bestimmungen dieses Vertrages und das daraus entstehende Anstellungsverhaltnis unterliegen dem Recht der Bundesrepublik Deutschland.

(1) The law applicable to this contract and the employment relationship arising from it is that of the Federal Republic of Germany.

(2) Erfullungsort ist der Ort, an dem streitige Verpflichtung zu erfullen ist.

(2) The place of performance is that where the obligation in issue is to be fulfilled.

(3) Gerichtsstand fUr beide Vertragspartner ist, soweit zulassig, das Arbeitsgericht Dusseldorf.

(3) The place of jurisdiction for both parties is, to the extent permissible, the Employment Tribunal in Dusseldorf.

16. Vertragsanderungen, Salvatorische Klausel

16. Amendments to the Contract, Severability

(1) Nebenabreden und Anderungen des Vertrages bedurfen zu ihrer Rechtswirksamkeit der Schriftform

(1) Any side agreements or alterations to this agreement are only valid when made in writing.

(2) Sind einzelne Bestimmungen dieses Vertrages unwirksam, so wird hierdurch die Wirksamkeit des 0brigen Vertrages nicht beruhrt. Die Parteien verpflichten sich, eine etwaige unwirksame Bestimmung so zu ersetzen, damit dem ursprunglich gemeinschaftlichen Zweck der unwirksamen Bestimmung am nachsten entsprochen wird.

(2) If any terms of this agreement are invalid, this will have no effect on the remaining terms and conditions of this agreement. In the event of an invalid provision the parties undertake to agree a replacement which most closely approximates to the commercial purpose of the original invalid provision.

16. Sonstiges

16. Miscellaneous

1) Die Parteien sind sich einig, dass mit der Unterzeichnung und dem Austausch dieses Vertrages die Anforderungen des Gesetzes Ober die Bereitstellung von Angaben zu der Beschaftigung eingehalten wurden.

(1) The parties are in agreement that, by signing and exchanging this contract, the requirements of the law relating to the provision of particulars of employment have been complied with.

(2) Jede Anderung der Anschrift des Arbeitnehmers ist dem Arbeitgeber unverzuglich mitzuteilen.

(2) Any change of address by the Employee is to be notified to the Employer forthwith.

(3) Der Arbeitnehmer stimmt der Verarbeitung seiner personenbezogenen Oaten durch den Arbeitgeber fUr die Zwecke dieses Arbeitsverhaltnis zu.

(3) The Employee consents to the processing of his personal data by the Employer for the purpose of this employment relationship.

(4) Es gibt keinen Tarifvertrag.

(4) There is no applicable collective agreement.

(5) Dieser Vertrag ist in Deutsch und Englisch geschrieben. Im Falle von Abweichungen gilt die deutsche Fassung.

(5) This contract is written in German and English. In the event of any inconsistency the German version prevails.

6

Exhibit 10.4

Exhibit 10.4 CHIEF OPERATING OFFICER Reporting to the Executive Chairman as a key member of the Senior Leadership Team. In close partnership with the Executive Chairman, the COO will help lead the organization in defining and meeting overall strategic and operational objectives consistent with our mission and core values. The COO will provide organizational leadership and oversight, with direct responsibility for managing the operations of the company, including staff, budgets, policies and procedures, compliance and training. Overview of Responsibilities • Provide effective and inspiring leadership and stewardship of COMPASS by being actively involved in all programs and services. • Motivate and lead a high-performance team; attract and retain staff and management personnel; • Foster a success-oriented, accountable environment within the organization. • Ensure that management policies are in place, understood, applied consistently across the organization and regularly evaluated and updated. • Implement and lead a continuous quality improvement process, focusing on systems and process improvement. • Spearhead the development and implementation of plans for systems, processes and personnel designed to optimize current operations and accommodate long-term growth objectives. • Identify opportunities for projects to leverage organizational strengths to take advantage of new opportunities and/or to address organizational challenges. • Working with the Chief Financial Officer, prepare annual operational budgets and manage effectively within budget to achieve cash flow objectives. • Provide timely, accurate and complete reports on the operating condition of the organization. • Publicly represent COMPASS with external constituency groups including community, governmental, and private organizations and build excitement for our mission. • Provide programmatic leadership and input for all strategic plan implementation processes with the Executive Chairman and staff. • Run fund raising activities for COMPASS and ensure sufficient capital for COMPASS' growth plans. • Run COMPASS' software development initiatives. • Additional duties and projects as assigned by the Executive Chairman.